Exhibit 3.4

Regulations of the Board of Corporate Auditors

Yoshitsu Co., Ltd

Article 1 (Purpose)

1.	These regulations stipulate the operation of and the matters to be resolved by the Board of Corporate Auditors of the Company.
2.	Matters relating to the Board of Corporate Auditors shall be as stipulated by laws and regulations or the Articles of Incorporation, as well as by these Regulations.

Article 2 (Composition)

The Board of Corporate Auditors consists of all Corporate Auditors.

Article 3 (Purpose of the Board of Corporate Auditors)

The Board of Corporate Auditors shall receive reports on important matters concerning audits, and/or discuss or resolve those matters. However, that shall not preclude each Corporate Auditor from exercising his/her powers.

Article 4 (Meetings of the Board of Corporate Auditors)

Meetings of the Board of Corporate Auditors shall be held at least once every three months; provided, however, that such Meetings may be held whenever necessary.

Article 5 (Convener)

Each Corporate Auditor is entitled to convene a Meeting of the Board of Corporate Auditors.

Article 6 (Procedures for Convocation)

1.	The notice of convocation of a Meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three days before the date of the meeting, indicating date and time, place and agenda; provided, however, that this period may be shortened in the case of urgent necessity.
2.	If it is deemed necessary for the notice of convocation set forth in the preceding paragraph, it may be issued without indicating the agenda.
3.	Notwithstanding the provisions of Paragraph 1, a Meeting of the Board of Corporate Auditors may be held without going through the procedures for convocation with the consent of all Corporate Auditors.

Article 7 (Chairperson)

A Meeting of the Board of Corporate Auditors shall be chaired by the Corporate Auditor who convened the meeting.

Article 8 (Method of Resolution)

Resolutions of a Meeting of the Board of Corporate Auditors shall be adopted by a majority of all Corporate Auditors, unless otherwise provided by laws and regulations.

Article 9 (Matters to be Resolved)

The Board of Corporate Auditors shall resolve the following matters:

(1)	Matters concerning appointment and dismissal of Full-time Corporate Auditors;
(2)	Matters concerning audit policy, audit method, and assignment of audit work;
(3)	Matters concerning election, non-re-election, and dismissal of Accounting Auditors;
(4)	Matters concerning election of a person who temporarily performs the duties of Accounting Auditors;
(5)	Matters concerning election of Corporate Auditors;
(6)	Matters concerning audit reports;
(7)	Matters concerning revision and abolition of the Regulations of the Board of Corporate Auditors; and
(8)	Other important matters deemed necessary by the Board of Corporate Auditors regarding the execution of duties by Corporate Auditors or the operation of the Board of Corporate Auditors.

Article 10 (Preparation of Audit Report)

1.	The Board of Corporate Auditors receives, from Directors, Financial Statements, etc. and accounting audit reports by Accounting Auditors.
2.	The Board of Corporate Auditors shall prepare an audit report by a resolution of the Board of Corporate Auditors, based on the reports by each Corporate Auditor.
3.	If a Corporate Auditor’s opinion differs from other Corporate Auditors’, each Corporate Auditor may add such opinion to the audit report.

Article 11 (Reports)

1.	Corporate Auditors shall report the status of execution of their duties to the Board of Corporate Auditors from time to time and whenever requested by the Board of Corporate Auditors.
2.	If the Board of Corporate Auditors receives a report from Directors that they have detected a fact that may cause significant damage to the Company, the Board of Corporate Auditors shall discuss the necessity of the investigation.
3.	If the Board of Corporate Auditors receives a report from Accounting Auditors that they have detected misconduct or material facts in violation of laws and regulations or the Articles of Incorporation in connection with the execution of the duties of the Directors, the Board of Corporate Auditors shall deal with that in the same manner as prescribed in the preceding paragraph.

Article 12 (Discussions)

Corporate Auditors may discuss the following matters at the Meetings of the Board of Corporate Auditors:

(1)	Explanation when a Shareholder asks a written question to Corporate Auditors before the General Meeting of Shareholders;
(2)	Report and statement of opinions to the Board of Directors and request for convocation of a Meeting of the Board of Directors;
(3)	Report of opinions on the proposals and the documents to be submitted to the General Meeting of Shareholders;
(4)	Request for injunction against the acts of Directors;
(5)	Statement of opinions at a General Meeting of Shareholders in connection with election, dismissal or resignation, and remuneration, etc. of Corporate Auditors;
(6)	Matters concerning the dismissal of Accounting Auditors;
(7)	Matters concerning the consent to submission of proposals for exemption from liability of Officers, to submission of proposals for amendment of the Articles of Incorporation for partial exemption from liability of Officers based on a resolution of the Board of Directors by authorization of Articles of Incorporation, and to partial exemption from liability;
(8)	Statement of opinions of Corporate Auditors, of which Shareholders shall be notified, if Shares for Subscription, etc. accompanied by transfer of control are to be issued;
(9)	Matters concerning lawsuits between the Company and Directors;
(10)	Matters concerning the consent to the assisting intervention by the Company in litigations for pursuing the liabilities; and
(11)	Other matters related to filing a lawsuit, etc.

Article 13 (Attendance of Related Parties)

The Board of Corporate Auditors may, as necessary, invite Directors, Accounting Auditors, or other persons to attend the meeting and seek their reports.

Article 14 (Appointment of Full-time Corporate Auditors)

The Board of Corporate Auditors shall appoint Full-time Corporate Auditors from among Corporate Auditors by its resolution.

Article 15 (Minutes)

Minutes shall be prepared which describe or record an outline of the proceedings of a Meeting of the Board of Corporate Auditors, and the results thereof, and other matters prescribed by laws and regulations. All Corporate Auditors present at the meeting shall affix their names and seals, or electronic signatures to the minutes.

Article 16 (Secretariat of the Board of Corporate Auditors)

Employees who support the performance of the duties of Corporate Auditors, shall perform the clerical work relating to the convocation and the preparation of the minutes of the Meetings of the Board of Corporate Auditors, and any other clerical work relating to the operation of the Board of Corporate Auditors.

Article 17 (Revision and Abolition of Regulations)

The revision and abolition of these Regulations shall be made by a resolution of the Board of Corporate Auditors.

Supplementary Provisions

Article 1 (Effective Date)

These Regulations shall come into effect on ● (month) ● (date), 2021.

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